                                                                    EXHIBIT 99.4

                            [unofficial translation]

                                                                 January 6, 2010

To:
Bank Leumi L'Israel Ltd.
Bank HaPoalim Ltd.
Israel Discount Bank Ltd.
(HEREINAFTER: THE "BANKS")

Dear Sirs,
           Re: RIGHTS OFFERING IN TEFRON LTD. (HEREINAFTER: "TEFRON")

FOLLOWING OUR MEETING ON JANUARY 4, 2010, WE ARE HONORED TO APPROACH YOU AND TO
PROVIDE IN WRITING THE PRINCIPLES WHICH WERE AGREED TO IN THE AFOREMENTIONED
MEETING, AS FOLLOWS:

We, the undersigned, commit that, subject to all applicable regulatory and shareholder approval requirements of Tefron, that we or whoever acts on our behalf will participate in a rights offering and/or private placement of
Tefron's shares, and in the framework of such rights offering and/or private placement not less than U.S. $4 million of additional funds will be invested in
Tefron's equity.

                                                     Very truly yours,

                                                     /s/ Yishai Davidi
                                                     /s/ Meir Shamir

                                                     Norfet, Limited Partnership

We, the undersigned, approve our agreement to the above:

/s/ Yishai Davidi    /s/ Meir Shamir
-----------------    ---------------
Fimi 2001 Ltd.       Mivtach Shamir Holdings Ltd.